Exhibit 99.1

Report of Independent Accountants

To the Shareholders and Trustees of NSTAR:

We have reviewed the accompanying condensed consolidated balance sheet of NSTAR and its subsidiaries as of September 30, 2003, and the related condensed consolidated statements of income, comprehensive income, and retained earnings for each of the three-month and nine-month periods ended September 30, 2003 and September 30, 2002, and the condensed consolidated statements of cash flows for the nine-month periods ended September 30, 2003 and September 30, 2002.  These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants.  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31, 2002, and the related consolidated statements of income, comprehensive income, retained earnings and of cash flows for the year then ended (not presented herein), and in our report dated January 22, 2003 we expressed an unqualified opinion on those consolidated financial statements.  In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2002 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 7, 2003

The “Report of Independent Accountants” included above is not a “report” or “part of a Registration Statement” prepared or certified by an independent accountant within the meanings of Sections 7 and 11 of the Securities Act of 1933, and the accountants’ Section 11 liability does not extend to such report.